Exhibit 10.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING ANY SUCH TRANSACTION, (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, INCLUDING PURSUANT TO RULE 144 UNDER THE ACT, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF (AT NO COST OR EXPENSE TO THE HOLDER) THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

No. W-1	WARRANT TO PURCHASE
ISSUED: January 24, 2019	ORDINARY A SHARES
Void After: January 24, 2026

DLOCAL GROUP LIMITED

Warrant

THIS IS TO CERTIFY that Amazon.com NV Investment Holdings LLC, or such person to whom this Warrant is transferred pursuant to Section 9.5 (the “Holder”), is entitled to exercise this Warrant to purchase up to 34,690 fully paid up Ordinary A shares (the “Warrant Shares”) of Dlocal Group Limited, a private limited liability company registered under the laws of Malta with company registration number C77491 (the “Company”), at a price per share as set forth immediately below (the “Exercise Price”), subject to adjustment as provided in Section 4.

The Exercise Price shall be as follows:

(a) in the event that the Company exercises the Company’s Option with respect to a Triggering Event (as defined below) in accordance with Section 4.1(b), the Exercise Price for purposes of the definition of “Triggering Event Consideration” (as defined below) shall be the lesser of (i) the Exercise Price set forth in clause (b) immediately below and (ii) 60% of the price per Ordinary A share of the Company paid in or implied by (as applicable) such Triggering Event (i.e., a price reflecting a 40% discount), in each case in accordance with the definitive agreement for such Triggering Event; and

(b) in all other cases, the Exercise Price shall be US$286.30, of which US$1.121100 shall comprise the nominal value of each share and US$285.1789 shall comprise share premium on each share.

The Exercise Price is the product of an arms’-length negotiation. This Warrant is issued in connection with the Merchant Services Agreement dated on or about the date hereof (as the same may be amended, modified, supplemented, or replaced from time to time, the “Commercial Agreement”), between Amazon Services LLC and Dlocal Corp LLP. This Warrant is non-forfeitable with respect to vested Warrant Shares and will vest and become exercisable in accordance with Section 1.3, subject to the Company’s Option set forth in Section 4.1.

1. Method of Exercise

1.1. Cash Exercise Right. This Warrant may be exercised by the Holder at any time from and after the issue date and on or prior to January 24, 2026 (the “Exercise Period”), in whole or in part, by delivering to the Company (a) this Warrant, (b) payment by check, wire transfer, or canceled indebtedness of the Company to the Holder (or by any combination thereof), in the amount of the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised, (c) the Notice of Exercise attached as Exhibit A duly executed by the Holder, and (d) the Deed of Adherence (as defined in the Shareholders’ Agreement between the Company and its shareholders dated November 15, 2017, as amended on January 7, 2019 (as the same may be further amended, modified, supplemented, or replaced from time to time, the “Company Agreement”)) duly executed by the Holder. The Exercise Period shall be stayed during any waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other applicable law. For the avoidance of doubt, other than the amount to be paid to the Company pursuant to subsection (b) of this Section 1.1, the Holder shall not be required to make any capital contribution to the Company as a condition of its admission as a shareholder of the Company.

1.2. Net Issuance Right. In lieu of exercising this Warrant for cash pursuant to Section 1.1, the Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant to the Company for cancellation together with the Notice of Exercise attached as Exhibit A and the Deed of Adherence, each duly executed by the Holder, in which event the Company shall become the debtor of the Holder for an amount (the “Capitalized Debt”) equal to the amount determined using the following formula:

Y = X × B		where:

Y	=	the Capitalized Debt;

X	=	the number of Warrant Shares to be issued to the Holder in accordance with this Section 1.2, as determined using the following formula:

(A - B) × C		where:
A

A	=	the Fair Market Value of one Warrant Share on the date of net issuance exercise;

B	=	the Exercise Price (as adjusted to the date of such calculation pursuant to Section 4, if applicable); and

C	=	the number of Warrant Shares issuable under this Warrant or, if only a portion of this Warrant is being exercised, the number of Warrant Shares as to which the Holder elects to exercise this Warrant.

For purposes of this Warrant, “Fair Market Value” shall mean:

(a) with respect to a Warrant Share:

(i) if shares of the Company’s equity of the same class as the Warrant Shares are traded on an exchange, the average of the closing price reported for the five business days immediately preceding the date of net issuance exercise, as published in The Wall Street Journal or other reputable publication reasonably acceptable to the Holder;

(ii) if shares of the Company’s equity of the same class as the Warrant Shares are not traded on an exchange, but are traded in the over-the-counter market, the average of the closing price reported for the five business days immediately preceding the date of net issuance exercise, as published on www.otcmarkets.com or other reputable publication reasonably acceptable to the Holder;

(iii) if the net issuance exercise is in connection with a Reorganization (as defined below), the value of the consideration to be received pursuant to such Reorganization by the holder of one Ordinary A share of the Company as set forth in the definitive agreements governing such Reorganization; and

(iv) if none of clauses (i) through (iii) shall apply, the Fair Market Value shall be the price per share of Ordinary A shares that the Company could obtain from an unaffiliated arms’-length buyer (such price to be exclusive of any control or other similar premium), as such price shall be determined in good faith by the Company’s board of directors in its sole discretion (the “Board”). The Company shall promptly deliver to the Holder a written summary of such determination (which written summary shall include certified resolutions of the Board in respect of such determination); and

(b) with respect to any other security or property, the fair market value of such security or other property as determined in good faith by the Board and evidenced by a written summary of such determination delivered promptly to the Holder (which written summary shall include certified resolutions of the Board in respect of such determination). For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

For purposes of this Warrant, (i) the term “affiliate” means, as to any person, any person that directly or indirectly controls, is controlled by, or is under common control with that person, and (ii) the term “person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity, or governmental or regulatory authority.

Upon exercise of this Warrant by the Holder pursuant to this Section 1.2, the Warrant Shares to be issued to the Holder in accordance with this Section 1.2 (the number of which shall, for the avoidance of doubt, be determined using the formula set forth in this Section 1.2) shall be issued by the Company in settlement of the Capitalized Debt. In connection with such capitalization, the Company shall procure an independent expert’s report in accordance with article 73 of the Companies Act (Cap. 386 of the laws of Malta). Notwithstanding anything to the contrary herein, other than the Company’s obligation to issue the Warrant Shares in accordance with this Section 1.2, this Warrant does not evidence or constitute any liability or debt owed by the Company to the Holder and shall under no circumstances require the Company to pay the Holder any amount in connection with or in settlement of the Capitalized Debt.

1.3. Vesting. The Warrant Shares shall become fully vested, non-forfeitable (subject to the Company’s Option set forth in Section 4.1), and immediately exercisable upon the later of (i) the execution of this Warrant and (ii) the first date on which the total transaction volume processed by the Company and its affiliates pursuant to the Commercial Agreement equals or exceeds USD $1.00.

Notwithstanding anything to the contrary set forth herein, all of the then unvested Warrant Shares subject to this Warrant shall fully vest and become non-forfeitable and immediately exercisable, subject to the Company’s Option set forth in Section 4.1, (i) upon termination of the Commercial Agreement by the Holder, Amazon.com, Inc. or any of their respective affiliates pursuant to Section 8.4 of the Commercial Agreement, and (ii) immediately prior to the consummation of any Reorganization.

2.	Delivery of Share Certificates; Updating of Register of Members; Notification of Allotment; No Fractional Shares

Within five days after exercise of this Warrant pursuant to either Section 1.1 or 1.2, the Company shall at its expense issue and deliver to the Holder (a) a certificate or certificates for the number of Warrant Shares to which the Holder is entitled upon such exercise, and (b) if applicable, a new warrant with terms identical to this Warrant to purchase that number of Warrant Shares as to which this Warrant has not been exercised. The Company shall, on the date of issue of any Warrant Shares to the Holder pursuant to an exercise of this Warrant pursuant to either Section 1.1 or 1.2, update its register of members to record the acquisition of shares by the Holder, and to record the Holder as a shareholder of the Company in respect of that number of Warrant Shares to which the Holder is entitled upon such exercise. The Company shall, by no later than 14 calendar days from the date of issue of any Warrant Shares to the Holder pursuant to an exercise of this Warrant, file the statutory Form H with the Registry of Companies in Malta in accordance with the applicable provisions of the Companies Act (Cap. 386 of the laws of Malta), notifying such authority of the allotment of shares in the Company in favor of the Holder; provided, however, that such period may be extended as reasonably required by the Company in order to meet regulatory requirements applicable at such time. The Holder shall reasonably cooperate with the Company and shall provide such documents and information as are required to complete such filing. The Holder shall for all purposes be deemed to have become the holder of record of such Warrant Shares on the date this Warrant is exercised pursuant to Section 1.1 or 1.2, irrespective of the date of delivery of certificate(s) representing the Warrant Shares. No fractional shares shall be issued upon the exercise of this Warrant, but in lieu of a fractional share, the Company shall round up or down to the nearest whole share the number of shares to be issued.

3.	Representations, Warranties, and Covenants

3.1. The Company represents and warrants that it is a limited liability company duly organized, validly existing, and in good standing under the laws of Malta. Each party represents and warrants that all corporate actions, approvals, and consents on the part of such party, its directors, shareholders, and any third party, necessary for the execution of this Warrant and compliance with the terms hereof, including the sale and issuance of this Warrant and the Warrant Shares, have been taken, including, with respect to the Company, the reservation of sufficient Warrant Shares.

3.2. The Company represents and warrants that the authorized share capital of the Company consists solely of 534,690 Ordinary A shares of the Company, of which 500,000 are issued as of the date hereof, 31,794 Ordinary B shares of the Company, of which 31,794 are issued on or about the date hereof, and 11,685 Ordinary C shares of the Company, of which 1,086 are issued as of the date hereof. All of the issued Ordinary A, Ordinary B, and Ordinary C shares of the Company have been duly authorized, are fully paid up, and were issued in compliance with the Act, the Companies Act (Cap. 386 of the laws of Malta, and other applicable law. Other than this Warrant and in relation to the 10,599 authorized and unissued Ordinary C shares of the Company, as set forth in the Company Agreement, and as set forth in the capitalization table of the Company delivered to Holder, there are no outstanding options, warrants, rights (including conversion or preemptive rights1 and rights of first refusal or similar rights), or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its share capital (including Ordinary A shares of the Company).

3.3. The Company represents and warrants that all of the outstanding equity interests of (a) Dlocal Inc., a corporation organized under the laws of Delaware, (b) Dlocal Corp LLP, a limited liability partnership organized under the laws of England and Wales, (c) Dlocal Limited, a company organized under the laws of Malta, and (d) Dlocal LLP, a limited liability partnership organized under the laws of England and Wales (the entities referred to in clauses (a) through (d) of this Section 3.3, collectively, the “Operating Entities”) are, in each case as of the date hereof, directly or indirectly owned by the Company.

3.4. The Company represents and warrants that (i) to the Company’s knowledge, none of its current 10% or greater equityholders are U.S. citizens or residents and (ii) it has not made a U.S. tax election to be treated as anything other than an association taxable as a corporation for U.S. tax purposes.

3.5. The Company covenants that it will not make a U.S. tax election to be treated as anything other than an association taxable as a corporation for U.S. tax purposes without receiving the prior written consent of the Holder, such consent not to be unreasonably withheld.

3.6. The Company covenants that at all times during the Exercise Period there shall be reserved for issuance such number of Ordinary A shares of the Company as is necessary for exercise in full of this Warrant. All Warrant Shares issued pursuant to the exercise of this Warrant shall, upon their issuance, be validly issued for all intents and purposes, fully paid up, free and clear of all liens and other encumbrances or restrictions on sale, and free and clear of all preemptive rights, and such Warrant Shares shall be issued free from all taxes, liens, and charges with respect to the issuance thereof.

3.7. The Company shall not, directly or indirectly, whether by amendment of its memorandum and articles of association or by reorganization, sale or transfer of assets, consolidation, merger, dissolution, issuance or sale of shares or other securities, or any other voluntary action, (a) avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times and in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights and interests of the Holder against impairment, or (b) take any action which is inconsistent with the rights and interests granted to the Holder in this Warrant or otherwise conflicts with the provisions hereof.

3.8. Upon exercise in whole or in part of this Warrant and as a condition to such exercise, the Holder shall comply with the exercise provisions set forth in Section 1.1 or 1.2, as the case may be, whereupon it shall become a party to the Company Agreement and shall have the same rights and be bound by and subject to the same restrictions and obligations as the other holders of Ordinary A shares pursuant to the Company Agreement, except that (a) the Holder shall not be bound by or subject to the provisions of Sections 5.1.2 through 5.1.5 of the Company Agreement as in effect as of the date of this Warrant (or any similar provision enacted after the date of this Warrant that would in any way restrict, limit, impair, or restrain, or impose any requirement in respect of, the commercial conduct and operation of the businesses of Amazon.com, Inc. or its affiliates) or any provision of the Company Agreement that would restrict the Holder from transferring any Warrant Shares to Amazon.com, Inc. or any of its wholly owned subsidiaries, and (b) in the event that the Company Agreement contains a drag-along right with respect to a transfer of shares of the Company binding on the Holder with respect to its Warrant Shares, (i) such drag-along right shall be subject to requirements not less favorable to the Holder than those set forth in Sections 9.11.6 and 9.11.7 of the Company Agreement as in effect as of the date of this Warrant, (ii) such drag-along right shall not be binding on the Holder unless such transfer is a bona fide sale of shares of the Company by the Company’s shareholders to one or more than one unaffiliated third party purchaser, and (iii) notwithstanding anything to the contrary in the Company Agreement, the Holder shall not be required in connection with any such transfer to (A) agree to any noncompetition, nonsolicitation, or similar restriction on the commercial operations of Amazon.com, Inc. or any of its wholly owned subsidiaries, (B) extend, amend, waive, terminate, or enter into any commercial agreement, (C) agree to any confidentiality obligations that are less favorable to the Holder or its applicable affiliates than the confidentiality obligations of Amazon.com, Inc. under the Confidentiality Agreement (as defined below) (provided that the Holder will consider in good faith any such confidentiality agreements that are customary and reasonable with respect to applicable transaction), or (D) provide a release of claims or other rights (other than a release of claims relating to the Holder’s equity interest in the Company).

3.9. The stamp duty exemption determination issued by the Commissioner for Revenue in favor of the Company dated November 3, 2016 is valid as of the date of this Warrant and the Company shall use commercially reasonable efforts to procure that all necessary steps and actions are taken to ensure that such stamp duty exemption determination shall remain valid, including, but not limited to, applying for and procuring the required extensions thereto. Moreover, the Company shall not, directly or indirectly, pursue or approve any action to take place which would result in the conditions on the basis of which such stamp duty exemption determination is issued or extended to no longer subsist.

3.10. Until the first anniversary of the date hereof, the Company shall not declare, set aside, make, or pay any dividend or other distribution with respect to any of its shares unless, at the time of such dividend or other distribution, the Company on a consolidated basis together with the Operating Entities retains an aggregate amount of net cash or cash equivalents of at least Five Million Six Hundred Thousand U.S. Dollars (US$5,600,000) as reflected on its balance sheet.

4.	Certain Events

4.1. Effect of Reorganization.

(a) Upon (i) any consolidation or merger involving the Company or any Operating Entity in which the Company or such Operating Entity, as applicable, is not the surviving entity (other than a consolidation or merger effected exclusively to change the Company’s or any Operating Entity’s domicile) or pursuant to which the shareholders of the Company or such Operating Entity, as applicable, immediately prior to such consolidation or merger own, directly or indirectly, immediately after such consolidation or merger, less than 50% of the voting shares and/or securities of the surviving entity, (ii) any transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred to persons other than the Company’s shareholders immediately prior to such transaction or series of transactions, (iii) any transaction or series of related transactions in which the Company ceases to own (directly or indirectly) 100% of the voting power of any Operating Entity, (iv) the sale or other transfer of all or substantially all of the assets of the Company or any Operating

Entity, or (v) any liquidation or other reorganization of the Company or any Operating Entity (each of the events referred to in clauses (i) through (v), a “Reorganization”), in each case during the Exercise Period (as may be extended pursuant to Section 1.1), as a result of which the shareholders of the Company receive cash, shares, or other property in respect of their shares of the Company, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the number and type of shares of the Company or another entity, cash, or other property to which a holder of Ordinary A shares of the Company would have been entitled to receive in such Reorganization if such holder held the same number of Ordinary A shares of the Company as were purchasable under this Warrant if this Warrant had been exercised immediately prior to such Reorganization (any such shares or other non-cash property, “Substitute Securities”). In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Reorganization such that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares deliverable after that event upon the exercise of this Warrant. Any reference herein to “Warrant Shares” shall include any other securities of the Company or a successor entity into which Warrant Shares may be converted pursuant to a Reorganization, if applicable. The Company shall provide the Holder at least 20 calendar days’ prior written notice of the consummation of any Reorganization.

(b) Notwithstanding anything to the contrary herein, upon entry into a term sheet or letter of intent outlining the major terms and conditions of a Triggering Event and containing binding provisions regarding confidentiality and exclusivity (e.g., a “no-shop” for a limited time period) or into a definitive agreement for a Triggering Event, the Company will have the right (the “Company’s Option”) to elect by indicating the same in a written notice to be delivered to the Holder by the Company (the “Company’s Option Notice”) that, upon the consummation of such Triggering Event, this Warrant will be cancelled and the Holder will receive consideration (the “Triggering Event Consideration”) in exchange for such cancellation equal to the aggregate product of (i) the total number of Warrant Shares exercisable under this Warrant at such time multiplied by (ii) the difference between (A) the consideration to be received pursuant to such Triggering Event by each holder of one Ordinary A share of the Company as set forth in the definitive agreement for such Triggering Event minus (B) the Exercise Price. If the Company elects to exercise the Company’s Option, (1) the Holder will not be entitled to exercise this Warrant and the Company will not be required to issue the Warrant Shares or any other equity securities to the Holder, (2) no provisions or adjustments shall be made and no documents shall be executed entitling the Holder to receive Substitute Securities in connection with the Triggering Event, (3) the Holder will neither become a shareholder of the Company nor have any rights to receive anything from the Company, including, without limitation, any Substitute Securities, and the Company will have no further obligations towards the Holder (including any notification or information delivery obligations and except as otherwise provided in this Section 4.1(b)) other than payment of the Triggering Event Consideration, in each case in connection with such Triggering Event, and (4) the rights of the Holder pursuant to Section 3.8(b) shall apply, mutatis mutandis, in relation to such Triggering Event; provided that, upon (a) the failure of the Triggering Event to be consummated in accordance with the terms of such term sheet or letter of intent or definitive agreement therefor or (b) the cessation of good faith negotiations and process in respect of the Triggering Event (each, a “Failure”), the Company shall as promptly as practicable notify the Holder in writing. Upon the earlier to occur of (x) a Failure and (y) the lapse of 120 days from the delivery of the Company’s Option Notice to the Holder, the parties’ rights and obligations pursuant to this Section 4.1(b) in relation to the applicable Triggering Event, including clauses (1) through (4) of the immediately preceding sentence, shall immediately cease to apply. Upon payment of the Triggering Event Consideration, this Warrant will, with no further action, become null and void.

For purposes of this Warrant, “Triggering Event” shall mean any Reorganization constituting (x) a consolidation or merger of the Company with or into an unaffiliated third party (other than a consolidation or merger effected exclusively to change the Company’s domicile) in which the shareholders of the Company immediately prior to such consolidation or merger own, directly or indirectly, immediately after such consolidation or merger, less than 50% of the voting shares and/or securities of the surviving entity (which may be the Company), (y) a transaction or series of related transactions in which 50% or more of the Company’s voting power is transferred to persons other than the Company’s shareholders (or their affiliates) immediately prior to such transaction or series of related transactions, excluding, for the avoidance of doubt, a transaction or series of related transactions of issuance of securities by the Company solely for bona fide equity financing purposes which does not involve or include the transfer or disposition of any shares by shareholders of the Company, or (z) the sale or other transfer of all or substantially all of the assets of the Company to an unaffiliated third party, in each case as a result of which the shareholders of the Company receive cash, shares, or other property in respect of their shares of the Company.

4.2. Adjustments for Share Splits, Dividends. If the Company shall, directly or indirectly, issue any Ordinary A shares of the Company as a bonus share issue or subdivide in a forward share split or combine in a reverse share split the number of issued shares of such class into a greater or lesser number of shares, then, in either such case, the Exercise Price in effect before such bonus share issue, subdivision, or combination shall be proportionately decreased or increased, as applicable, and the number of Warrant Shares at that time issuable pursuant to the exercise of this Warrant shall be proportionately increased or decreased, as applicable. Each adjustment in the number of Warrant Shares issuable shall be to the nearest whole share and each adjustment of the Exercise

Price shall be calculated to the nearest cent. Any adjustment under this Section 4.2 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such bonus share issue.

4.3. Certificate as to Adjustments. In the case of any adjustment in the Exercise Price or number and type of securities issuable upon exercise of this Warrant pursuant to this Section 4, the Company shall promptly give written notice to the Holder in the form of a certificate signed by an officer of the Company, setting forth the adjustment in reasonable detail.

5.	Registration Rights; Information Rights; Beneficial Ownership Limitation; Confidentiality

5.1. Registration Rights. The Warrant Shares issuable upon exercise of this Warrant shall be deemed “Registrable Securities” (or such other definition of securities entitled to registration rights pursuant to the Company Agreement), and shall be entitled, subject to the terms and conditions of the Company Agreement, to all registration rights, if any, granted to holders of Ordinary A shares. To the extent the holders of Ordinary A shares are not entitled to any registration rights pursuant to the Company Agreement, the Company shall use commercially reasonable efforts to ensure that upon the grant of registration rights to any of its other shareholders, similar registration rights will be provided to the Holder with respect to the Warrant Shares; provided, however, that such registration rights provided to the Holder will not be less favorable to the Holder than any registration rights that the Company has provided at such time to any other equityholder of the Company whose percentage ownership of the fully diluted equity interests of the Company is less than or equal to that of the Holder. The Company shall not consummate a Listing Event before it complies with the provisions of this Section 5.1. This Section 5.1 shall be without prejudice to the provisions of Section 2.

5.2. Information Rights.

(a) The Company shall deliver to the Holder:

(i) as soon as practicable, and in any event within 270 days, after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries and statement of shareholders’ equity of the Company, in each case as of the last day of such year, and an audited consolidated income statement and statement of cash flows of the Company and its subsidiaries, in each case for the period then ended, along with the notes to the financial statements, prepared in accordance with the requirements of International Financial Reporting Standards as adopted by the European Union;

(ii) as soon as practicable, and in any event within 45 days, after the end of each of the first three fiscal quarters of each fiscal year of the Company, a management-prepared consolidated balance sheet as of the end of such fiscal quarter and a management-prepared consolidated income statement and management-prepared consolidated statement of cash flows for such fiscal quarter; and

(iii) a capitalization table for the Company that provides updated capitalization information for the Company in reasonable detail, within 15 days following any change in the capitalization of the Company.

(b) As soon as practicable, and in any event within 15 days after the Holder’s request, the Company shall:

(i) provide such other information relating to the Company or any of its affiliates as reasonably requested by the Holder as may be reasonably required for the Holder or any of its affiliates to prepare or file any tax return or to prepare such filings with respect to the Company or any of its affiliates as may be required by any tax authority;

(ii) grant the Holder and its affiliates reasonable access to the books, records, and senior management of the Company during normal business hours of the Company in order to obtain information legally required to file all tax returns required to be filed by the Holder or any of its affiliates; and

(iii) reasonably cooperate (at no out of pocket cost or other cost to the Company) in preparing for any audit of, or dispute with a tax authority regarding any tax return of, the Holder or any of its affiliates relating to the Company or any of its affiliates.

5.3. Beneficial Ownership Limitation. From and after the occurrence of a Listing Event (as defined below), the provisions of Annex I hereto shall apply and be effective as if set forth herein. In addition, the provisions of paragraph 5 of Annex I hereto shall apply in connection with and following the filing of any registration statement (whether or not on a confidential basis) prior to the occurrence of any Listing Event. Upon the completion of any Listing Event, the Company’s obligations under Section 5.2 shall not be applicable and shall terminate. The term “Listing Event” means any of the following: (a) the closing of the Company’s initial public offering of Ordinary A shares or any other class of equity of the Company pursuant to an effective registration statement filed under the Act, (b) the registration of the Company’s securities under Section 12 of the Exchange Act (as defined in Annex I hereto) in connection with its initial public offering, or (c) the occurrence of any other event that results in the Warrant Shares becoming a class of “equity security,” as such term is defined in Rule 13d-1(i) under the Exchange Act (a “Registered Equity Security”).

5.4. Confidentiality. The existence and content of this Warrant shall be considered Confidential Information (as such term is defined in the Mutual Nondisclosure Agreement between Amazon.com, Inc. and Astropay LLP effective as of January 24, 2017 (as amended, modified, or supplemented from time to time, the “Confidentiality Agreement”), and such information and any Confidential Information with respect to the Company or any affiliate thereof obtained by the Holder pursuant to this Warrant shall be deemed “Confidential Information” for purposes of, and shall be subject to, the Confidentiality Agreement. The Company agrees to be bound by the Confidentiality Agreement as if an original party thereto and the parties agree that it shall be deemed for all intents and purposes a party thereto. The provisions of this Section 5.4 shall survive any termination or expiration of this Warrant.

6.	Lost or Damaged Warrant Certificate

Upon receipt by the Company of a letter from the Holder stating loss, theft, destruction, or damage of this Warrant, including evidence reasonably satisfactory to the Company of the occurrence of such event, and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance, and amount to the Company, or, in the case of damage, on surrender of this Warrant to the Company for cancellation, the Company shall execute and deliver to the Holder, without charge, in lieu of this Warrant, a new warrant with identical terms as this Warrant.

7.	Notices of Record Date, etc.

In the event the Company proposes to (i) effect any Reorganization, (ii) make any dividend or other distribution to the shareholders of the Company, or (iii) effect any other event in connection with which notice from the Company to the Holder is required by this Warrant, the Company shall deliver to the Holder a written notice specifying (a) the date on which any such event is expected to occur or, in the case of clause (ii), the date on which a record will be taken for such dividend or other distribution, as applicable, and (b) in reasonable detail, the facts concerning such event. Such notice shall be delivered to the Holder at least 20 calendar days prior to the date specified in the notice in compliance with subsection (a) above.

8.	Investment Intent

By accepting this Warrant, the Holder represents that it (a) is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Act or any offer of securities to the public within the meaning of the Companies Act (Cap. 386 of the laws of Malta), (b) understands that this Warrant and the Warrant Shares subject to this Warrant have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and (c) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

9.	Miscellaneous

9.1. No Shareholder Rights or Liabilities. Prior to exercise of this Warrant pursuant to its terms and subject to the conditions set forth herein, this Warrant shall not entitle the Holder to any voting rights, right to receive dividends, or other rights as a shareholder of the Company other than as set forth in this Warrant. Nothing contained in this Warrant shall be construed as imposing any obligation on the Holder to purchase any securities or any liabilities as a shareholder of the Company, in each case without prejudice to any obligations or liabilities arising as a result of the receipt or holding of Warrant Shares following exercise of this Warrant and without prejudice to the obligations of the Holder with respect to the consideration payable for exercise of this Warrant pursuant to Section 1.1 hereof.

9.2. Notices. Any notice under this Warrant shall be given in writing and shall be deemed sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), or personal delivery to the other party at the address below. Notice is effective: (a) when delivered personally; (b) three business days after sent by certified mail; or (c) on the business day after sent by a nationally recognized courier service. A party may change its notice address by giving notice in accordance with this Section.

If to the Holder:

Amazon.com NV Investment Holdings LLC

410 Terry Avenue North

Seattle, WA 98109-5210

Attn: General Counsel

with a copy to:

Amazon.com, Inc.

410 Terry Avenue North

Seattle, WA 98109-5210

Attn: General Counsel

If to the Company:

Dlocal Group Limited

Regus Tower Business Centre

Tower Street, 2nd Floor

Swatar, BKR4013, Malta

Attn: Sergio Fogel

9.3. Amendments and Waivers. Any term of this Warrant may be amended, and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder; provided that the terms of Annex I hereto may be waived or amended by the Holder in accordance with the terms thereof.

9.4. Governing Law; Severability; Jurisdiction; Venue; Income Tax Treatment. This Warrant shall be governed by and construed in accordance with the laws of Malta. If any Section or provision of this Warrant shall be found or be held to be illegal, invalid, or unenforceable, the remainder of this Warrant shall be valid and enforceable and the parties in good faith shall negotiate a substitute, valid, and enforceable provision that most nearly effects the parties’ intent in entering into this Warrant. The parties irrevocably consent to the jurisdiction and venue of the courts located in London, England, in connection with any action relating to this Warrant. The parties acknowledge that this Warrant is not being issued in connection with the performance of services within the meaning of Section 83 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Holder shall control the valuation of this Warrant for all relevant tax purposes, and the issuance of this Warrant represents a closed transaction for income tax purposes. The parties shall not take a position on any income tax return inconsistent with the foregoing sentence.

9.5. Successors and Assigns; Transfer. The terms and conditions of this Warrant shall inure to the benefit of, and be binding on the respective successors and assigns of, the parties, provided that (i) the Company may not assign its obligations under this Warrant without the prior written consent of the Holder, other than by operation of law and in connection with a Reorganization, in each case subject to the Company’s compliance with the provisions of Section 4.1, and (ii) the Holder may assign this Warrant and any rights and obligations hereunder, in whole or in part, (a) to a wholly owned affiliate of Amazon.com, Inc. and (b) to a non-affiliate of Amazon.com, Inc. with the prior written consent of the Company (or its successor, as the case may be), in each of which cases the transfer shall be made without charge to the Holder upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer attached as Exhibit B, and the Company shall issue a new warrant reflecting such transfer but otherwise identical to this Warrant. If the Board reasonably determines in good faith that any such assignee pursuant to clause (ii)(a) of this Section 9.5 is a competitor of the Company, the Board may redact from the deliveries under Section 5.2(a)(i) and 5.2(a)(ii) such information as it reasonably determines in good faith to be a trade secret or competitively sensitive; provided that the Company shall not redact any information in such deliveries necessary for purposes of permitting the Holder to comply with its tax, accounting, and public reporting obligations.

9.6. Automatic Exercise. To the extent this Warrant is not previously exercised as to all of the Warrant Shares issuable hereunder, and if the Fair Market Value of one Warrant Share (at such measurement date) is greater than the Exercise Price, this Warrant shall be deemed automatically exercised pursuant to a net issuance exercise under Section 1.2 (even if not surrendered) immediately before its expiration. For purposes of this Section 9.6, the Fair Market Value of one Warrant Share shall be determined pursuant to Section 1.2. To the extent this Warrant or any portion thereof shall be automatically exercised pursuant to this Section 9.6, the Company shall notify the Holder in writing, at least 5 business days prior to the expiration of this Warrant, of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise, and notwithstanding anything to the contrary herein, the Company shall have no obligation to issue any Warrant Shares to the Holder pursuant to such automatic exercise unless and until the Holder executes and delivers to the Company such documents as would have been required to be executed by the Holder in connection with the exercise of this Warrant pursuant to Section 1.1 or 1.2. Upon the issuance by the Company to the Holder of such Warrant Shares as the Holder is entitled to receive by reason of an automatic exercise pursuant to this Section 9.6 (or otherwise upon full exercise of this Warrant pursuant to Section 1.1 or Section 1.2 and the issuance by the Company to the Holder of all such Warrant Shares as the Holder is entitled to receive by reason of such full exercise), this Warrant (other than the provisions of Sections 3.8 and 5.4) shall be deemed cancelled and terminated with no further action on the part of the Company or the Holder.

9.7. Headings; Construction. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant. The words “include” and “including” shall be deemed in each case to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

COMPANY: Dlocal Group Limited

/s/ SERGIO FOGEL
Name:	Sergio Fogel
Title:	Board Manager

AGREED AND ACCEPTED:

HOLDER: Amazon.com NV Investment Holdings LLC

Name:
Title:

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

COMPANY: Dlocal Group Limited

Name: __________________________________
Title: ___________________________________

AGREED AND ACCEPTED:

HOLDER: Amazon.com NV Investment Holdings LLC

/S/ ALEX CEBALLOS
Name:	Alex Ceballos
Title:	Vice President, Worldwide Corporate Development

Exhibit A

NOTICE OF EXERCISE

To:	Dlocal Group Limited (the “Company”)

Regus Tower Business Centre

Tower Street, 2nd Floor

Swatar, BKR4013, Malta

Attn: Sergio Fogel

The undersigned hereby irrevocably elects to exercise the attached Warrant as follows:

☐	Purchase ______________ Ordinary A shares of the Company pursuant to the terms of the attached Warrant, and encloses payment in the amount of $______________ and/or cancels Company debt in the amount of $______________.

☐	net issuance exercise with respect to ______________ Ordinary A shares of the Company pursuant to the terms of the attached Warrant, for such number of Ordinary A shares of the Company as is determined pursuant to Section 1.2 of the attached Warrant.

The undersigned delivers herewith the Deed of Adherence (as defined in the attached Warrant).

The undersigned requests that certificates for such shares be issued in the name of and delivered to the address of the undersigned, at the address stated below and, if such number of shares shall not be all the shares that may be issued pursuant to the attached Warrant, that a new Warrant evidencing the right to purchase the balance of such shares be registered in the name of, and delivered to, the undersigned at the address stated below.

Balance shares for new Warrant to be issued: ______________________________________________________________________

Dated: ____________________________________________________________________________________________________

Name of Holder of Warrant: ___________________________________________________________________________________
(please print)

Address: __________________________________________________________________________________________________

Signature: __________________________________________________________________________________________________

Exhibit B

ASSIGNMENT

For value received the undersigned sells, assigns and transfers to the transferee named below the attached Warrant, together with all right, title, and interest, to be held by the undersigned transferee on the same terms and subject to the conditions as at the execution hereof, and the undersigned transferee hereby agrees to receive said Warrant on such terms and subject to such conditions and does irrevocably constitute and appoint the transfer agent of Dlocal Group Limited (the “Company”) as the undersigned transferor’s attorney, to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: ______________________________________________________________________________________________________

Name of Holder of Warrant: __________________________________________________________________________________
(please print)

Address:___________________________________________________________________________________________________

Signature: __________________________________________________________________________________________________

Name of transferee: __________________________________________________________________________________________
(please print)

Address of transferee: ________________________________________________________________________________________

Signature of transferee: _______________________________________________________________________________________

Annex I

BENEFICIAL OWNERSHIP LIMITATION

1. Definitions. For purposes of this Annex I, the following capitalized terms shall have the meanings set forth below:

“Commission” means the U.S. Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

2. No Exercise of Warrant in Excess of Beneficial Ownership Limitation. Notwithstanding anything in this Warrant to the contrary, the Company shall not honor any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on the Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other Person whose beneficial ownership of a Registered Equity Security would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and the applicable regulations of the Commission, including any Group of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of a Registered Equity Security in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of a Registered Equity Security beneficially owned by the Holder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made but shall exclude the number of shares of such Registered Equity Security which are issuable upon (a) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by the Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in this Annex I. For purposes of this Annex I, (a) beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission and (b) in determining the number of outstanding shares of a Registered Equity Security, the Holder may rely on the number of outstanding shares of such Registered Equity Security as stated in the most recent of the following: (i) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (ii) a more recent public announcement by the Company that is filed with the Commission, or (iii) a more recent notice by the Company or the Company’s transfer agent to the Holder setting forth the number of shares of such Registered Equity Security then outstanding. Upon the written request of the Holder (which may be by email), the Company shall, within three business days thereof, confirm in writing to the Holder (which may be via email) the number of shares of any Registered Equity Security then outstanding. In any case, the number of outstanding shares of a Registered Equity Security shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including exercise of this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of such Registered Equity Security was last publicly reported or confirmed to the Holder. The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Exercise regarding its Beneficial Ownership Limitation. The Holder acknowledges that the Holder is solely responsible for any schedules or statements required to be filed by it in accordance with Section 13(d) or Section 16(a) of the Exchange Act.

3. Determination of Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall initially be 4.999% of the number of shares of any Registered Equity Security outstanding immediately after giving effect to the issuance of Warrant Shares pursuant to such Notice of Exercise (to the extent permitted pursuant to this Annex I); provided, however, that by written notice to the Company, which will not be effective until the 61st day after such notice is delivered by the Holder to the Company, the Holder may waive or amend the provisions of this Annex I to change the Beneficial Ownership Limitation to any other number, and the provisions of this Annex I shall continue to apply. Upon any such waiver or amendment to the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further waived or amended by the Holder without first providing the minimum written notice required by the immediately preceding sentence. Notwithstanding the foregoing, at any time after receiving notice of a Reorganization that is pursuant to any tender offer or exchange offer by the Company or another Person (other than the Holder or any affiliate of the Holder), the Holder may waive or amend the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company.

4. No Limitation of Rights upon a Reorganization. Notwithstanding anything to the contrary, none of the provisions of this Annex I shall restrict in any way the number of Warrant Shares which the Holder may receive or beneficially own in order to determine the amount of securities or other consideration that the Holder may receive in the event of a Reorganization as contemplated by Section 4 of this Warrant.

5. Confidential Treatment. Notwithstanding the provisions of the Confidentiality Agreement, if the Company believes it is compelled to make disclosure of this Warrant or any provision hereof pursuant to judicial or administrative order, applicable laws or regulations (including rules and regulations of the Commission) or applicable rules governing the stock exchange on which the Company’s shares may become traded (collectively, “Applicable Law”), including in connection with the filing of any registration statement (whether or not on a confidential basis), the Company must, to the extent permitted by Applicable Law, provide the Holder with prompt written notice of that fact before such disclosure and will use its commercially reasonable efforts (in cooperation with the Holder) to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure, if requested by the Holder. In such event, the Company must furnish for disclosure only that portion of the information which is legally required and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the maximum extent possible under law. To the extent permitted by Applicable Law, the Company agrees to provide the Holder with drafts of any documents, press releases, or other filings in which the Company is required to disclose this Warrant or any provision hereof as soon as possible, but in no event less than 10 business days prior to the filing or disclosure thereof. The Company further agrees to make any changes to such materials as reasonably requested by the Holder to the extent permitted by Applicable Law. If confidential treatment is requested by the Holder, the Company agrees to file such request for confidential treatment and use its commercially reasonable efforts in responding to any Commission comments and pursuing the grant of confidential treatment, in both cases, fully cooperating with the Holder (including providing the Holder with an opportunity to review and comment on the confidential treatment request and the responses to any Commission comments), all at the Holder’s cost. The Company will not file this Warrant with any governmental authority or any regulatory body, or disclose the identity of the Holder or any terms in this Warrant in any filing except as permitted above. The provisions of this paragraph 5 are in addition to, and not in lieu of, the provisions of the Confidentiality Agreement.